EXHIBIT 10(e) – SUPPLEMENTAL RETIREMENT PLAN

BEMIS COMPANY, INC.
SUPPLEMENTAL RETIREMENT PLAN
(As Amended And Restated as of December 31, 1999)

Article I

General

          Sec.  1.1  Name of Plan.  The name of the plan set forth herein is “Bemis Company, Inc. Supplemental Retirement Plan.”  It is sometimes referred to herein as the “Plan”.

          Sec. 1.2  Purpose.  The Plan has been established for the following purposes:

(a)      To provide the additional benefits which would have been provided under the regular benefit formula in Sec. 4.5(a) and (b) of the Bemis Retirement Plan (the “Retirement Plan”) but for the limitations imposed by §  415 of the Internal Revenue Code (the “Code”) and/or Retirement Plan Sec. 8.12 or any successor to either of said sections.  By providing such benefits, the Plan is an “excess benefit plan” under §  3 (36) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(b)      To provide benefits which would have been payable under the Retirement Plan but for the annual limit on covered compensation imposed by Code §  401 (a) (17).  Said limit is $160,000 for 1999 and is subject to a cost of living adjustment for future years. By providing such benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.

          Sec. 1.3  Definitions.  Unless otherwise specified herein, capitalized terms used herein shall have the meanings specified in the Retirement Plan as amended from time to time.  Terms defined in this Plan include:

(a)      “Actuarial Equivalent” is defined in Sec. 2.2(b)(4).

(b)      “Change in Control” is defined in Sec. 4.2.

(c)      “Committee” is defined in Sec. 3.1.

(d)      “Incumbent Directors” is defined in Sec. 4.3.

(e)      “Plan” is defined in Sec. 1.1.

(f)       “Retirement Plan” is defined in Sec. 1.2(a).

(g)      “Supplemental Pension”, “Target Benefit”, and “Actual Benefit” are defined in Sec. 2.2(a).

          Sec. 1.4  Participating Employers.  Each employer which is a Participating Employer under the Retirement Plan is also a Participating Employer under this Plan.  Morgan Adhesives Company (“Morgan”) previously sponsored a separate Supplemental Retirement Plan and was not a Participating Employer under this Plan, but effective as of January 1, 1997, Morgan’s plan is combined with this Plan, and Morgan is a Participating Employer.

Article II

Benefits

          Sec. 2.1  Eligibility to Receive a Benefit.  If a person’s Termination of Employment occurs under circumstances that a benefit is payable under the Retirement Plan to him or his surviving spouse, contingent annuitant, or beneficiary, a benefit shall also be payable under this Plan if the benefit under the Retirement Plan is limited for one or more of the reasons listed in Sec. 1.2.  Each employee or former employee eligible to receive a benefit under the Plan is a “Participant” in this Plan.

          Sec. 2.2  Amount Payable.  The benefit payable with respect to a Participant shall be determined and paid as follows:

(a)      The “Supplemental Pension” payable under this Plan is a monthly pension for each month a pension is payable to the Participant or to his or her surviving spouse, contingent annuitant, or beneficiary under the Retirement Plan in a monthly amount equal to the amount, if any, by which the “Target Benefit” in (1) exceeds the “Actual Benefit” in (2):

(1)      The “Target Benefit” is the monthly amount which would have been payable to the Participant under the regular benefit formula in Sec. 4.5(a) or (b) of the Retirement Plan or to his or her surviving spouse, contingent annuitant, or beneficiary under the Retirement Plan for that month if the limits referred to in Sec. 1.2 were not applicable. The Target Benefit shall be calculated under the form of payment under which benefits are being paid by the Retirement Plan.  For purposes of determining the Target Benefit, the special benefit formula in Sec. 4.5(d) of the Retirement Plan shall be disregarded.

(2)      The “Actual Benefit” is the monthly amount actually payable under the Retirement Plan to the Participant or surviving spouse, contingent annuitant or beneficiary for that month under the form of payment under which benefits are paid.  The Actual Benefit will be determined under Sec. 4.5(a), (b) or (d) of the Retirement Plan, whichever produces the highest actual benefit.

The Supplemental Pension shall be paid to the Participant during his or her lifetime. Following the Participant’s death, the Supplemental Pension will be paid to the same individuals and in the same proportions as death benefits are being paid under the Retirement Plan.  However, no Supplemental Pension will be paid to a Participant for any month beginning prior to his or her Termination of Employment.  Even if the Retirement Plan pays benefits to an active employee following his or her attainment of age 70 ½, benefits under this Plan will not begin until the month after the Participant’s Termination of Employment.

(b)      However, in lieu of the benefits payable under subsection (a), a Participant may elect to receive a lump sum payment in an amount equal to the Actuarial Equivalent of said monthly benefits, subject to the following:

(1)      Any election by a Participant to receive a lump sum payment in lieu of monthly benefits must be made not less than 12 months before the Participant’s Termination of Employment. Such elections are irrevocable.  However, if a Participant elects a lump sum and then terminates employment within 12 months of making the election, the election is invalid, and benefits will be paid monthly as provided in subsection (a).  The following transition election requirements apply in cases where Participant’s Termination of Employment occurs on or before June 30, 1998:

(A)     If a Participant’s Termination of Employment occurs during 1997, the 12-month advance election requirement is not applicable, and the lump sum will be paid if the Participant elected that form of payment not later than December 16, 1996.

(B)     If a Participant’s Termination of Employment occurs during the period January 1, 1998 through June 30, 1998, the 12-month advance election requirement is not applicable, and the lump sum will be paid if the Participant elected that form of payment not later than June 30, 1997.

(2)      Such elections are not subject to the consent of the Participant’s spouse.

(3)      If a lump sum is payable, it will be paid promptly after the amount thereof can be determined. If the amount is dependent on the Participant’s annual bonus for his or her final year of employment, the lump sum will not be paid until after the bonus has been computed.

(4)      The “Actuarial Equivalent” factors used in calculating the lump sum amount are as follows:

(A)     Interest shall be the average of the interest rate assumptions used in the Pension Benefit Guaranty Corporation immediate annuity factors for the last three Octobers immediately preceding the Plan Year in which the lump sum is paid.

 (B)    The mortality table used for such calculations is the “applicable mortality table” referred to in Income Tax Reg. 1.417(e)-1T(d)(2), or any successor to said regulation.

(5)      The lump sum payment is in lieu of all other benefits payable with respect to the Participant under the Plan, including death benefits.

(6)      The Committee may, in its sole discretion, waive the 12-month advance election requirement in subsection (a) and permit the election to be made closer to a Participant’s Termination of Employment.  However, such a waiver may be granted only if the Committee, in its sole discretion, determines that there are unusual circumstances of hardship which warrant such waiver, including but not limited to the following:

(A)     Demonstrated financial need;

(B)     Hardship arising from illness or medical condition; or

(C)     Unexpected termination of employment prior to the date the Participant expected to retire, such as involuntary termination of employment, termination due to sale of a Company business or subsidiary, or termination due to medical condition or illness.

Any decision by the Committee to waive the 12-month advance election requirement applies only to the Participant to whom the waiver is granted, and is not binding or precedential with regard to waivers requested by other Participants.

(c)      If the Participant’s death occurs prior to the date his monthly pension begins under the Retirement Plan, and preretirement death benefits are payable under the Retirement Plan to his surviving spouse, contingent annuitant, or beneficiary, the monthly amount of the Supplemental Pension shall be determined by reference to the benefits payable to said person rather than by reference to the pension the Participant would have received had he lived. Said benefit will be paid to the same individuals and in the same proportions as death benefits are being paid under the Retirement Plan.  The Committee may, in its sole discretion, arrange for payment in a lump sum of preretirement death benefits under this Plan in cases where the monthly benefit would be small or is likely to be of long duration.  Any such lump sum will be the Actuarial Equivalent of the monthly Supplemental Pension, determined as provided in subsection (b)(4).

          Sec. 2.3  Individual Agreements.  Benefits provided by this Plan may be evidenced by individual employment agreements between the Company and individuals who are or may become eligible for such benefits.  Benefits provided by the Plan will be paid to an individual regardless of whether those benefits are evidenced by an individual employment agreement.  Any such individual agreement may provide for additional benefits over and above those provided by this Plan.

Article III

Administrative and Miscellaneous Provisions

          Sec.3.1  Administration of Plan. The Plan shall be administered in behalf of the Company by the Bemis Employee Benefits Committee (the “Committee”).  The Committee has discretionary authority to construe the terms of the Plan and to make all decisions and interpretations incident thereto. The Committee may from time to time adopt such rules for the administration of the Plan as it deems appropriate.  The decision of the Committee on any matter affecting the Plan or the rights and obligations arising under the Plan is final and binding upon all persons.

          Sec.3.2  Miscellaneous Provisions.

(a)      No Participant or Beneficiary shall have any right to assign, pledge, transfer or otherwise hypothecate this Plan or the payments hereunder, in whole or in part. Benefits under this Plan will not be subject to execution, attachment, garnishment or similar process.

(b)      This Plan constitutes the Company’s unconditional promise to pay the amounts which become payable pursuant to the terms hereof. A Participant’s rights are solely those of an unsecured creditor. This Plan does not give any Participant or beneficiary a security interest in any specific assets of the Company.

(c)      The Committee may in its sole discretion arrange for payment by a subsidiary of the Company of the amounts the Committee determines are attributable to service with that subsidiary.  Morgan Adhesives Company shall pay any benefits attributable to service with it.

(d)      This Agreement shall not be construed as a contract of employment and does not restrict the right of the Company or any of its subsidiaries to discharge the Participant or the right of the Participant to terminate employment.

(e)      The provisions of this Agreement shall be construed and enforced according to the laws of Minnesota to the extent such laws are not preempted by ERISA.

(f)       This Agreement shall be binding upon and for the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of the law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.

(g)      In addition to any other applicable provisions of indemnification, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each member of the Committee (collectively referred to herein as “Indemnitee”) against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind an nature which may be imposed on, reasonably incurred by or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Company shall have the right, but not the obligation, to select counsel and control the defense and settlement of any action against the Indemnitee for which the Indemnitee may be entitled to indemnification  under this provision.

Article IV

Change in Control

          Sec.4.1  Acceleration of Benefits Upon Change In Control.  If a “Change in Control” of the Company (as defined in Sec. 4.2) has occurred, or the Committee determines that a Change in Control is likely to occur within six months of the date of determination, the following provisions shall be applicable:

(a)      All remaining benefits payable under the Plan with respect to any Participant who is a former employee of the Company at the time of said Change in Control or Committee determination will be paid immediately in a lump sum.  Said payment will be made to the Participant if he is living on the payment date.  If the Participant is deceased on the payment date, the payment will be made to the person or persons entitled to death benefits with respect to the Participant.  In either case, the lump sum payment will be in an amount which is the Actuarial Equivalent of the remaining benefits.

(b)      If a Participant is an active employee of a Participating Employer at the time of said Change in Control or Committee determination, but has a Termination of Employment not later than 12 months after the Change in Control, all benefits payable with respect to the Participant will be paid in a lump sum promptly after his Termination of Employment.  The lump sum will be the Actuarial Equivalent of said benefits.

(c)      Actuarial Equivalents under (a) and (b) will be determined as provided in Sec. 2.2(b)(4).

(d)      However, the Committee may, in its sole discretion, permit Participants eligible for lump sum payments under (a) or (b) to waive the lump sum payment.  Any Participant who elects to waive the lump sum payment will receive his or her remaining benefits in the form of a monthly pension as provided in Sec. 2.2.

          Sec.4.2  Change in Control.  For purposes of Sec. 4.1, a “Change in Control” of the Company will mean the following:

(a)      The sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

(b)      the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c)      a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership”, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (i) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (a defined in Sec. 4.3 below), or (ii) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

(d)      any person becomes, after the effective date of the Plan, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

(e)      the Incumbent Directors cease, for any reason, to constitute at least a majority of the Board; or

(f)       a Change in Control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

          Sec.4.3  Incumbent Directors.  For purposes of Sec. 4.2, “Incumbent Directors” of the Company will mean any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Board on the effective date of the Plan (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).

Article V

Amendment or Termination

          Sec.5.1  Amendment.  The Company, by action of the Board, may amend the Plan from time to time.  The Board may delegate authority to amend the Plan to the Committee.

          Sec.5.2  Termination.  The Company, by action of the Board, may terminate the Plan.

          Sec.5.3  Preservation of Benefits.  Notwithstanding any provisions of Sec. 5.1 or Sec. 5.2 to the contrary, no amendment or termination of the Plan under said sections shall have the effect of reducing a Participant’s aggregate benefit under this Plan and the Retirement Plan to less than the amount which would have been payable if the amendment or termination had not occurred, said amount to be based solely on compensation and service prior to the effective date of the amendment or termination.